Exhibit 10.21

Velti plc

22 Grenville Street

St Helier

Jersey JE4 8PX

December 21, 2010

Thor Luxembourg S.à.r.l.

In its capacity as Lender

Dear Sirs:

This letter is provided in connection with that certain Facilities Agreement originally dated 26 June 2009 between, inter alios, Velti plc as parent and others as identified therein (collectively the “Borrower”), and Thor Luxembourg S.à.r.l (the “Lender”), as amended by Amendment and Restatement Deed dated 14 October 2009, as further amended by Consent and Extension letter dated 14 December 2009 (the “Extension”), and by Consent and Extension adding Term Facility B (collectively the “Loan Agreement”).

Except as may otherwise be set forth herein, words and expressions used in this letter shall bear the meanings assigned to them in the Loan Agreement.

Pursuant to the Loan Agreement, the Term Facility A and Term Facility B (collectively “Thor II”) are originally due and payable in full on December 31, 2010.  The Term Facility A bears interest of 15% per annum and the Term Facility B bears interest of 10% per annum.

The Borrower and the Lender hereby agree to the following amendment to the Loan Agreement:

1.              The terms of the 27-month Term Facility due on September 30, 2011 and the terms of the revolving credit facility remain as set forth in the Loan Agreement without amendment.  The Borrower agrees to continue to pay all interest when due and to pay the outstanding principal on such loans on the earlier of (i) a public offering on an exchange other than the alternative investment market of the London Stock Exchange (a “Public Offering”) of the securities of Velti plc, a Jersey company (the “Parent”), and (ii) the Termination Date of such loans as set forth in the Loan Agreement.

2.              The Lender hereby grants to the Borrowers an extension of the due date on amounts due and payable under Thor II (referenced therein as the “Termination Date”) through the earlier of (i) the consummation of a Public Offering or Change of Control, and (ii) April 30, 2011 (the “Extension Date”).  During such extension, Thor II shall accrue interest at the rate of 15% per annum, which interest shall be payable in full together with payment of the principal due under Thor II as set forth in the preceding sentence.

3.              The fee for the extension (the “Extension Fee”) set forth above will be (i) US$0.5 million, to the extent that Borrower repays Thor II loan in full on or prior to January 31, 2011 or (ii) US$1.5 million, if Borrower does not repay Thor II in full on or prior to January 31, 2011.  The Extension Fee will be due and payable upon the earlier to occur of (i) the consummation by the Parent of a Public Offering, (ii) a Change of Control of the Parent, and (iii) the Extension Date.

4.              The original IPO fee (the “IPO Fee”) of US$500,000, as agreed pursuant to separate letter agreement between the Parties (the “Public Offering Letter”), will continue to be due but will be payable to Lender upon the consummation of a and regardless of whether such Public Offering of Change of Control even if such event is completed after January 15, 2012.

5.              Lender hereby agrees to a postponement of the payment on Thor II of the US$500,000 interest due on each of December 31, 2010 and January 15, 2011 (representing a total aggregate interest due and payable of US$1 million) (the “Deferred Interest”). Such Deferred Interest, together with interest accruing thereon at the rate of 15% per annum, shall be due and payable upon the earlier of (i) the consummation of a Public Offering or Change of Control, and (ii) in two (2) installments of US$500,000 each (plus accrued interest thereon), on January 31, 2011, and April 30, 2011.

6.              For the avoidance of any doubt, the terms of this letter and the amendments to the Loan Agreement and Public Offering Letter proposed herein shall override all conflicting terms of the Loan Agreement as amended and the Public Offering Letter, as applicable, and the Loan Agreement, as amended and the Public Offering Letter, shall be amended in accordance with the provisions set out herein.

7.              Except as otherwise provided by this letter, the Finance Documents (including, for the avoidance of doubt, the Public Offering Letter as amended herein) shall remain in full force and effect.

8.              This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Please indicate your acceptance of the proposal set forth in this letter by countersigning and returning to us the enclosed copy of this letter to acknowledge your agreement and acceptance of its terms.

Yours faithfully

The Ultimate Parent

/s/ ALEX MOUKAS

For and on behalf of
Velti plc and all Borrowers

We agree to and accept the above

/s/ MATT SPETZLER

for and on behalf of
Thor Luxembourg S.à.r.l.
in its capacity as Lender